The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 23, 2025

Pricing Supplement No. 2025-USNCH[  ] to Product Supplement No. EA-02-10 dated March 7, 2023,

Prospectus Supplement and Prospectus each dated March 7, 2023
Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270327 and 333-270327-01

Dated July-----, 2025

Citigroup Global Markets Holdings Inc. Airbag Autocallable Yield Notes

Linked to American Depositary Shares Representing the Class Z Ordinary Shares of Bilibili Inc. Due On or About January 27, 2026

All payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Airbag Autocallable Yield Notes (the “Notes”) are senior unsecured notes issued by Citigroup Global Markets Holdings Inc. (the “Issuer”), guaranteed by Citigroup Inc. (the “Guarantor”), linked to the performance of American Depositary Shares (“ADSs”) representing the Class Z ordinary shares of Bilibili Inc. (the “Underlying”). The Notes will rank on par with all of our other unsecured and unsubordinated notes, unless otherwise required by law.  The stated principal amount and issue price of the Notes will be $1,000 per Note. On a monthly basis, the Issuer will pay you a coupon regardless of the performance of the Underlying unless the Notes have been previously automatically called. If the price of one share of the Underlying closes at or above the Initial Underlying Price on any monthly Observation Date, the Issuer will automatically call the Notes and pay you an amount equal to the stated principal amount per Note plus the corresponding monthly coupon and no further amounts will be owed to you. If by maturity, the Notes have not been automatically called, the Issuer will either pay you the stated principal amount per Note or, if the Closing Price of one share of the Underlying on the Final Valuation Date is below the specified Conversion Price, the Issuer will deliver to you a number of shares of the Underlying equal to the stated principal amount per Note divided by the Conversion Price (the “Share Delivery Amount”) (subject to adjustments, in the sole discretion of the Calculation Agent, in the case of certain corporate events described in this pricing supplement under “Additional Terms of the Notes—Dilution and Reorganization Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your stated principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving a number of shares of the Underlying per Note at maturity that are worth less than your stated principal amount and the credit risk of the Issuer and the Guarantor for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and the Guarantor. If the Issuer and the Guarantor were to default on their obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates[1]

❑	Monthly Coupon — Regardless of the performance of the Underlying, the Issuer will pay you a monthly coupon unless the Notes have been previously automatically called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the Underlying per Note at maturity that are worth less than your stated principal amount and the credit risk of the Issuer and the Guarantor for all payments under the Notes.
❑	Automatic Call — The Notes will be called automatically if the price of one share of the Underlying closes at or above the Initial Underlying Price on any monthly Observation Date, including the Final Valuation Date. If the Notes are automatically called, you will receive on the applicable Call Settlement Date your stated principal amount plus the applicable coupon for that date and no further amounts will be owed to you.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been automatically called and the price of one share of the Underlying does not close below the Conversion Price on the Final Valuation Date, the Issuer will pay you the stated principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the Underlying. If the Notes have not been previously automatically called and the price of one share of the Underlying closes below the Conversion Price on the Final Valuation Date, the Issuer will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount at maturity, which will likely be worth less than your stated principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and the Guarantor.

Strike Date	July 22, 2025
Trade Date	July 23, 2025
Settlement Date	July 25, 2025
Observation Dates[2]	Monthly (see PS-4)
Final Valuation Date[2]	January 23, 2026
Maturity Date	January 27, 2026
[1]	Expected
[2]	See page PS-5 for additional details

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS RELATING TO THE NOTES” BEGINNING ON PS-6 AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR STATED PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Airbag Autocallable Yield Notes Linked to American Depositary Shares Representing the Class Z Ordinary Shares of Bilibili Inc. Any payment on the Notes will be determined by the performance of the Underlying. The Initial Underlying Price and Conversion Price were determined on the Strike Date. The Notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples thereof.  If the Notes are automatically called prior to maturity, you will not receive any additional coupon payments following the call.

Underlying	Coupon Rate	Initial Underlying Price	Conversion Price*	CUSIP	ISIN
ADSs representing the Class Z Ordinary Shares of Bilibili Inc. (Nasdaq: BILI)	12.00% per annum	$24.74	$16.33, 66% of Initial Underlying Price	17333F199	US17333F1993

* The Conversion Price for the Underlying may be rounded to the nearest cent.

See “Additional Information About the Notes” in this pricing supplement. The Notes will have the terms specified in this pricing supplement, the accompanying product supplement, prospectus supplement and prospectus.  The description in this pricing supplement of the particular terms of the Notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Issue Price(1)		Underwriting Discount(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to American Depositary Shares Representing the Class Z Ordinary Shares of Bilibili Inc.		$1,000.00		$5.00		$995.00
(1)	Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the Notes on the Trade Date will be at least $979.00, which will be less than the issue price. The estimated value of the Notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the Notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.
(2)	The underwriting discount is $5.00 per Note. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the Notes set forth above for $995.00 per Note. UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the Notes for $995.00 per Note. UBS will receive an underwriting discount of $5.00 per Note for each Note it sells. UBS proposes to offer the Notes to the public at a price of $1,000.00 per Note. For additional information on the distribution of the Notes, see “Plan of Distribution; Conflicts of Interest” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Information About the Notes

You should read this pricing supplement together with the accompanying product supplement, prospctus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for March 7, 2023 on the SEC website):

t	Product Supplement No. EA-02-10 dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323003818/dp190217_424b2-ea0210.htm

t	Prospectus Supplement and Prospectus each dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

Certain terms used in this pricing supplement are defined below under “Additional Terms of the Notes—Certain Important Definitions.” As used in this pricing supplement, “the Issuer,” “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. “Citigroup Inc.” refers to Citigroup Inc. and not to any of its subsidiaries.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of the Underlying.

t	You believe the Underlying will close at or above the Initial Underlying Price on one of the specified Observation Dates.

t	You believe the Final Underlying Price of the Underlying is not likely to be below the Conversion Price and, if it is, you can tolerate receiving a number of shares of the Underlying per Note at maturity worth less than your stated principal amount or that may have no value at all.

t	You understand and accept that you will not participate in any appreciation in the price of the Underlying and that your return is limited to the coupons paid on the Notes.

t	You are willing to accept the risks of owning equities in general and the Underlying in particular.

t	You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

t	You are willing to invest in the Notes based on the Coupon Rate indicated on the cover page of this pricing supplement.

t	You are willing and able to hold notes that may be called early and you are otherwise willing to hold the Notes to maturity.

t	You are willing and able to forgo any dividends paid on the Underlying.

t	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to trade the Notes.

t	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the Notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t	You require an investment designed to provide a full return of principal at maturity.

t	You are not willing to make an investment that may have the full downside market risk of the Underlying.

t	You believe that the price of the Underlying will decline during the term of the Notes and that the Final Underlying Price of the Underlying is likely to be below the Conversion Price, which could result in a total loss of your initial investment.

t	You cannot tolerate receiving a number of shares of the Underlying per Note at maturity worth less than your stated principal amount or that may have no value at all.

t	You seek an investment that participates in the full appreciation in the price of the Underlying or that has unlimited return potential.

t	You are not willing to accept the risks of owning equities in general and the Underlying in particular.

t	You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You are unwilling to invest in the Notes based on the Coupon Rate indicated on the cover page of this pricing supplement.

t	You prefer to receive any dividends paid on the Underlying.

t	You are unable or unwilling to hold notes that may be called early or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

t	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors Relating to the Notes” beginning on PS-6 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement for risks related to an investment in the Notes.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue Price	$1,000 per Note
Stated Principal Amount	$1,000 per Note
Underlying	ADSs representing the Class Z ordinary shares of Bilibili Inc. (the “Underlying Issuer”)
Term(1)	Approximately six months, unless called earlier
Call Feature	The Notes will be automatically called if the Closing Price of one share of the Underlying on any Observation Date is equal to or greater than the Initial Underlying Price. If the Notes are automatically called, the Issuer will pay you on the applicable Call Settlement Date a cash payment per Note equal to the stated principal amount plus the coupon for the applicable Coupon Payment Date and no further amount will be owed to you under the Notes.
Observation Dates(1), (2)	August 22, 2025 September 22, 2025 October 22, 2025 November 24, 2025 December 22, 2025 January 23, 2026 (Final Valuation Date)
Call Settlement Dates(2)	The Coupon Payment Date immediately following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date
Coupon Payment	Coupons payable in arrears in six equal monthly installments based on the Coupon Rate, regardless of the performance of the Underlying, unless the Notes have been previously automatically called. The Coupon Rate is 12.00% per annum.
Installment Amount	1.00% (or $10.00 per Note)
Conversion Price(3)	A percentage of the Initial Underlying Price, as specified on the cover page of this pricing supplement
Payment at Maturity (per Note)(4)

If the Notes have not been called prior to maturity and the Final Underlying Price of the Underlying is not below the Conversion Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to $1,000 for each $1,000 stated principal amount Note plus accrued and unpaid interest.

If the Notes have not been called prior to maturity and the Final Underlying Price of the Underlying is below the Conversion Price on the Final Valuation Date, at maturity we will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount (subject to adjustments) for each Note you own plus accrued and unpaid interest.

The value of shares delivered for the Share Delivery Amount is expected to be worth less than the stated principal amount of your Notes and may be worthless.

Share Delivery Amount(3),(4)	61.23699, equal to $1,000, divided by the Conversion Price
Initial Underlying Price(3)	The Closing Price of one share of the Underlying on the Strike Date
Final Underlying Price	The Closing Price of one share of the Underlying on the Final Valuation Date
(1)	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Observation Dates, Coupon Payment Dates and Maturity Date may be changed to ensure that the stated term of the Notes remains the same.
(2)	Subject to postponement in the event of a Market Disruption Event with respect to the Underlying as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date” in this pricing supplement.
(3)	Subject to adjustment upon the occurrence of certain corporate events affecting the Underlying. See “Additional Terms of the Notes—Dilution and Reorganization Adjustments” in this pricing supplement. The Conversion Price for the Underlying may be rounded to the nearest cent.
(4)	We will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction multiplied by the Closing Price of one share of the Underlying on the Final Valuation Date.

Investment Timeline

Strike Date:	The Closing Price of one share of the Underlying (Initial Underlying Price) is observed, and the Conversion Price and Share Delivery Amount are determined.

Monthly (including at maturity if not previously automatically called):	We pay the applicable coupon.

Monthly (including the Final Valuation Date):

The Notes will be automatically called if the Closing Price of one share of the Underlying on any Observation Date is equal to or greater than the Initial Underlying Price.

If the Notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per Note equal to the stated principal amount plus the coupon for the applicable Coupon Payment Date and no further amount will be paid to you.

Maturity Date:

The Final Underlying Price is determined on the Final Valuation Date.

If the Notes have not been automatically called prior to maturity and the Final Underlying Price of the Underlying is not below the Conversion Price, we will pay you an amount in cash equal to $1,000 for each $1,000 stated principal amount Note plus accrued and unpaid interest.

If the Notes have not been automatically called prior to maturity and the Final Underlying Price of the Underlying is below the Conversion Price, we will deliver to you a number of shares of the Underlying (and cash in lieu of any fractional share) equal to the Share Delivery Amount for each Note you own plus accrued and unpaid interest.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR STATED PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR STATED PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates

Coupons will be payable in arrears in six equal monthly installments on the Coupon Payment Dates listed below (unless earlier called):

August 26, 2025
September 24, 2025
October 24, 2025
November 26, 2025
December 24, 2025
January 27, 2026 (the Maturity Date)

If an Observation Date (other than the Final Valuation Date) is postponed as provided under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date” in this pricing supplement, so that it falls less than two Business Days prior to the related Coupon Payment Date, then that Coupon Payment Date will be postponed to the second Business Day following that Observation Date as postponed.  No additional interest will accrue as a result of any such postponement of a Coupon Payment Date.

If any Coupon Payment Date is not a Business Day, then the coupon payment to be made on that Coupon Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Coupon Payment Date, and no additional interest will accrue as a result of such delayed payment.

Each coupon payment will be payable to the holders of record of the Notes at the close of business on the date that is one Business Day prior to the applicable Coupon Payment Date (each such day, a “Regular Record Date”), except that the coupon payment due upon early automatic call or at maturity will be payable to the persons who receive cash or shares of the Underlying, as applicable, upon such early automatic call or at maturity, as applicable.

Risk Factors Relating to the Notes

Because the terms of the Notes differ from those of conventional debt securities, an investment in the Notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the Closing Price of the Underlying and other events that are difficult to predict and beyond our control. You should read the risk factors below together with the risk factors included in the accompanying product supplement, prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

t	You May Lose Some or All of Your Investment. Unlike conventional debt securities, the Notes do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the Notes have not been automatically called prior to maturity and the Final Underlying Price is less than the Conversion Price, you will not be repaid the stated principal amount of your Notes at maturity and, instead, will receive a number of shares of the Underlying equal to the Share Delivery Amount. As a result, investors will be exposed to any further depreciation of the shares of the Underlying that may occur between the Final Valuation Date and the Maturity Date. These shares will be worth less than the stated principal amount per Note and may be worth nothing. You should not invest in the Notes if you are unwilling or unable to bear the risk of losing the entire stated principal amount of your Notes.

At maturity, if the Final Underlying Price of the Underlying is less than the Conversion Price, you will have similar downside market risk as a purchaser of the Underlying at the Conversion Price (except that you will not receive any dividends).  This will result in a smaller loss on the Notes (disregarding dividends) than would be incurred by a purchaser of the Underlying at the Initial Underlying Price, unless the Final Underlying Price is zero.  However, you will be exposed at an increased rate to the decline in the price of the Underlying below the Conversion Price, with a loss on the Notes of more than 1% for each additional 1% of the Initial Underlying Price by which the Final Underlying Price is less than the Conversion Price. Therefore, the lower the Final Underlying Price, the closer your loss of principal will be to the percentage decline of the Underlying from the Initial Underlying Price. For example, if the Conversion Price were equal to 66% of the Initial Underlying Price (the actual Conversion Price is set forth on the cover page of this pricing supplement) and the Initial Underlying Price were $100, then the Share Delivery Amount that would be delivered at maturity if the Final Underlying Price is below the Conversion Price would be equal to 15.1515 shares per $1,000 Note ($1,000 divided by the $66 Conversion Price). If the Final Underlying Price is $60 (40% less than the Initial Underlying Price), the value of that Share Delivery Amount on the Final Valuation Date would be $909.09 per Note (15.1515 shares times $60). If you had purchased shares at the Initial Underlying Price, you would have 10 shares worth $600 on the Final Valuation Date, a difference of $309.09 compared with the value of the Share Delivery Amount. However, if the Final Underlying Price is $30 (70% less than the Initial Underlying Price), the value of the Share Delivery Amount on the Final Valuation Date would be $454.55 per Note (15.1515 shares times $30). If you had purchased shares at the Initial Underlying Price, you would have 10 shares worth $300 on the Final Valuation Date, a difference of only $154.55 compared with the value of the Share Delivery Amount. If the Final Underlying Price is $0 (100% less than the Initial Underlying Price), the value of the Share Delivery Amount on the Final Valuation Date would be $0, the same as if you had purchased shares at the Initial Underlying Price, and you would lose the entire stated principal amount of your Notes.

t	Your Opportunity to Receive Coupon Payments May Be Limited by the Automatic Call Feature. If the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price on any of the monthly Observation Dates, the Notes will be automatically called on the related Call Settlement Date. If the Notes are called early, you will not receive any additional coupon payments following the call and may not be able to reinvest your funds in another investment that offers comparable terms or returns. The term of your investment in the Notes may be limited to as short as one month by the automatic early call feature of the Notes.

t	Market Risk Prior to Maturity. The contingent repayment of stated principal based on the Conversion Price applies only at maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may incur substantial losses even if the price of the Underlying at the time of sale is above the Conversion Price.

t	The Notes May Be Adversely Affected by Volatility in the Closing Price of the Underlying. If the Closing Price of the Underlying is volatile, or if the volatility of the Underlying increases over the term of the Notes, it is more likely that you will not receive the stated principal amount of the Notes at maturity. This is because greater volatility in the Closing Price of the Underlying is associated with a greater likelihood that the Closing Price of the Underlying will be less than the Conversion Price on the Final Valuation Date.

“Volatility” refers to the magnitude and frequency of changes in the price of the Underlying over any given period.  Although the Underlying may theoretically experience volatility in either a positive or a negative direction, the price of the Underlying is much more likely to decline as a result of volatility than to increase.

Historically, the price of the Underlying has been volatile. See “The Underlying” below for selected historical data.

t	A Higher Coupon Rate and/or a Lower Conversion Price May Reflect Greater Expected Volatility of the Underlying, Which is Generally Associated With a Greater Risk of Loss. The greater the expected volatility with respect to the Underlying on the Strike Date, the greater the expectation as of the Strike Date that the price of the Underlying could be less than the Conversion Price on the Final Valuation Date, indicating a greater expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities (guaranteed by Citigroup Inc.) with a similar maturity, or in more favorable terms (such as a lower Conversion Price) than for similar notes linked to the performance of an underlying with a lower expected volatility as of the Strike Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Conversion Price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the Notes. The price of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

t	The Initial Underlying Price, set on the Strike Date, may be higher than the Closing Price of the Underlying on the Trade Date. If the Closing Price of the Underlying on the Trade Date is less than the Initial Underlying Price set on the Strike Date, the terms of the Notes may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the Notes but with the Initial Underlying Price set on the Trade Date.

t	The Probability That the Underlying on the Final Valuation Date Will Fall Below the Conversion Price On the Final Valuation Date Will Depend In Part on the Volatility Of the Underlying. “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. In general, the greater the volatility of the Underlying, the greater the probability that the Underlying will experience a large decline over the term of the Notes and fall below the Conversion Price on the Final Valuation Date. The Underlying has historically experienced significant volatility. As a result, there is a significant risk that the Underlying will fall below the Conversion Price on the Final Valuation Date, such that you will incur a significant loss on your investment in the Notes. The terms of the Notes are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. If expectations about the volatility of the Underlying change over the term of the Notes, the value of the Notes may be adversely affected, and if the actual volatility of the Underlying prove to be greater than initially expected the Notes may prove to be riskier than expected on the Trade Date.

t	You May Be Exposed to the Negative Performance, But Will Not Participate in Any Positive Performance, of the Underlying. Even though you will be subject to the risk of a decline in the Closing Price of the Underlying, you will not participate in any appreciation in the Closing Price of the Underlying from its Initial Underlying Price to its Final Underlying Price. Your maximum possible return on the Notes will be limited to the sum of the monthly coupon payments you receive. If the Notes are called prior to maturity, you will not participate in any of the Underlying’s appreciation and your return will be limited to the stated principal amount plus the coupons received up to and including the Call Settlement Date. If the Notes are not called and the Final Underlying Price is greater than the Conversion Price, the Issuer will repay your stated principal amount; however, if the Final Underlying Price is less than the Conversion Price, you will receive the Share Delivery Amount at maturity and will participate in the negative performance of the Underlying. Consequently, your return on the Notes may be significantly less than the return you could achieve on an alternative investment that provides for participation in the appreciation of the Underlying. You should not invest in the Notes if you seek to participate in any appreciation of the Underlying.

t	Investing in the Notes is Not Equivalent to Investing in the Underlying. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the Underlying. It is important to understand that, for purposes of measuring the performance of the Underlying, the prices used will not reflect the receipt or reinvestment of dividends or distributions on the Underlying. Dividend or distribution yield on the Underlying would be expected to represent a significant portion of the overall return on a direct investment in the Underlying, but will not be reflected in the performance of the Underlying as measured for purposes of the Notes (except to the extent that dividends and distributions reduce the price of the Underlying).

t	The Notes Are Subject to the Credit Risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Any payment on the Notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the Notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the Notes. As a result, the value of the Notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the Notes.

t	The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Your Notes Prior to Maturity. The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. CGMI currently intends to make a secondary market in relation to the Notes and to provide an indicative bid price for the Notes on a daily basis. Any indicative bid prices provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the Notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the Notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your Notes prior to maturity. Accordingly, an investor must be prepared to hold the Notes until maturity.

t	The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Will Be Less than the Issue Price. The difference is attributable to certain costs associated with selling, structuring and hedging the Notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the Notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the Notes. These costs adversely affect the economic terms of the Notes because, if they were lower, the economic terms of the Notes would be more favorable to you. The economic terms of the Notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Notes. See “The Estimated Value of the Notes Would Be Lower if it Were Calculated Based on Our Secondary Market Rate” below.

t	The Estimated Value of the Notes was Determined for Us by Our Affiliate Using Proprietary Pricing Models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Underlying, the dividend yield on the Underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Notes. Moreover, the estimated value of the Notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Notes for other purposes, including for accounting purposes. You should not invest in the Notes because of the estimated value of the Notes. Instead, you should be willing to hold the Notes to maturity irrespective of the initial estimated value.

t	The Estimated Value of the Notes Would Be Lower if it Were Calculated Based on Our Secondary Market Rate. The estimated value of the Notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the Notes for purposes of any purchases of the Notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the Notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the Notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the Notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the Notes prior to maturity.

t	The Estimated Value of the Notes Is Not an Indication of the Price, if any, at which CGMI or any Other Person May Be Willing to Buy the Notes from You in the Secondary Market. Any such secondary market price will fluctuate over the term of the Notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Notes than if our internal funding rate were used. In addition, any secondary market price for the Notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the Notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the Notes will be less than the issue price.

t	The Value of Your Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors. As described under “Valuation of the Notes” below, the payout on the Notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the Notes at issuance and the value of the Notes prior to maturity. Accordingly, the value of your Notes prior to maturity will fluctuate based on the price of the Underlying and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The paragraphs below describe what we expect to be the impact on the value of the Notes of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your Notes at any time prior to maturity may be significantly less than the stated principal amount.

Price of the Underlying.  We expect that the value of the Notes at any time will depend substantially on the price of the Underlying at that time.

The price of the Underlying will be influenced by the results of operations of the Underlying Issuer and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally or the market segment of which the Underlying Issuer is a part. Our, or our counterparties', hedging activity in the Underlying, the issuance of other securities similar to the Notes and trading and other activities by us, our affiliates or other market participants can also affect the price of the Underlying.

Volatility of the Underlying.  If the expected volatility of the Underlying increases during the term of the Notes, the value of the Notes is likely to decrease because of a perceived increase in the likelihood that the Final Underlying Price will be less than the Conversion Price.

Dividend Yield on the Underlying.  If the dividend yield on the Underlying increases, we expect that the value of the Notes may decrease.  You will not be entitled to receive any dividends paid on the Underlying during the term of the Notes and the value of any shares of the Underlying you may receive at maturity will generally not reflect the value of such dividend payments.

Interest Rates. We expect that the value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease.

Time Remaining to Maturity.  At any given time, a portion of the value of the Notes will be attributable to time value, which is based on the amount of time then remaining to maturity.  If you are able to sell the Notes at any time prior to maturity, you will be giving up any increase in the time value of the Notes that may result as the time remaining to maturity shortens.

Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The Notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc., as reflected in our secondary market rate, may affect the value of the Notes.

It is important for you to understand that the impact of one of the factors specified above may offset, or magnify, some or all of any change in the value of the Notes attributable to another factor.

t	Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value that Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or its Affiliates, Will Reflect a Temporary Upward Adjustment. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

t	The Performance of the Notes Will Depend on the Closing Price of the Underlying Solely on the Monthly Observation Dates, Which Makes the Notes Particularly Sensitive to Volatility of the Underlying. The performance of the Notes—including what you receive at maturity and whether the Notes are automatically called prior to maturity—will depend on the Closing Price of the Underlying on only four dates (or fewer, if the Notes are automatically called prior to maturity). If the Notes are not earlier called, what you receive at maturity will depend solely on the Closing Price of the Underlying on the Final Valuation Date. You will not receive the full stated principal amount of your Notes at maturity if the Closing Price of the Underlying on the Final Valuation Date is less than the Conversion Price, even if the Closing Price of the Underlying is greater than the Conversion Price on other days during the term of the Notes. Moreover, your Notes will be automatically called prior to maturity if the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price on any of the first three Observation Dates, even if the Closing Price of the Underlying is less than the Initial Underlying Price on other days during the term of the Notes.

Because the performance of the Notes depends on the Closing Price of the Underlying on a small number of dates, the Notes will be particularly sensitive to volatility in the Closing Price of the Underlying, particularly around the Observation Dates.  You should understand that the price of the Underlying has historically been highly volatile.

t	Hedging and Trading Activity by the Calculation Agent and Its Affiliates, or UBS and Its Affiliates, Could Potentially Affect the Value of the Notes. We expect to hedge our obligations under the Notes through certain affiliated or unaffiliated counterparties, who may take positions directly in shares of the Underlying or in instruments, such as options, futures and/or swaps, the value of which is derived from the Underlying. We or our counterparties may also adjust this hedge during the term of the Notes and close out or unwind this hedge on or before an Observation Date, which may involve our counterparties purchasing or selling shares of the Underlying or such instruments. This hedging activity on or prior to the Trade Date could potentially affect the price of the Underlying on the Trade Date. Additionally, this hedging activity during the term of the Notes, including on or near an Observation Date, could affect the price of the Underlying on such Observation Date and, therefore, affect the likelihood of the Notes being automatically called or, in the case of the Final Valuation Date, of your receiving shares of the Underlying at maturity worth less than the stated principal amount. This hedging activity may present a conflict of interest between your interests as a holder of the Notes and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your Notes in a secondary market transaction.

CGMI and other of our affiliates, and UBS and its affiliates, may also trade shares of the Underlying and other financial instruments related to the Underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers.  As with our or our affiliates’ hedging activity, this trading activity could affect the price of the Underlying and, therefore, the performance of the Notes.

It is possible that these hedging or trading activities could result in a substantial return for our affiliates while the value of the Notes declines.

t	Our Offering of the Notes Does Not Constitute a Recommendation of the Underlying. You should not take our offering of the Notes as an expression of our views about how the Underlying will perform in the future or as a recommendation to invest in the Underlying, including through an investment in the Notes. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) in the Underlying that conflict with an investment in the Notes. You should undertake an independent determination of whether an investment in the Notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

t	Single Equity Risk. The return on the Notes, which may be negative, is directly linked to the performance of the Underlying. The price of the Underlying can rise or fall sharply due to factors specific to that Underlying and the Underlying Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Underlying Issuer and the Underlying for your Notes. For additional information regarding the Underlying Issuer, please see the section “Bilibili Inc.” in this pricing supplement and the Underlying Issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

t	Any Research, Opinions or Recommendations Published or Made by CGMI, UBS or their Respective Affiliates May Be Inconsistent with an Investment in the Notes or with Each Other. CGMI, UBS or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by CGMI, UBS or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes.

t	We or Our Affiliates, or UBS or its Affiliates, May Have Economic Interests that Are Adverse to Those of the Holders of the Notes as a Result of their Respective Business Activities. Our affiliates, or UBS or its affiliates, may currently or from time to time engage in business with the Underlying Issuer. These activities may include extending loans to, making equity investments in or providing advisory services to the Underlying Issuer, including merger and acquisition advisory services. In the course of this business, we or our affiliates, or UBS or its affiliates, may acquire non-public information about the Underlying Issuer, which will not be disclosed to you. Any prospective purchaser of the Notes should undertake an independent investigation of the Underlying Issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes. We do not make any representation or warranty to any purchaser of the Notes with respect to any matters whatsoever relating to our affiliates’ business with the Underlying Issuer.

If any of our affiliates, or if UBS or any of its affiliates, is or becomes a creditor of the Underlying Issuer or otherwise enter into any transaction with the Underlying Issuer in the course of our business, they may exercise remedies against the Underlying Issuer without regard to the impact on your interests as a holder of the Notes.

Additionally, we or one of our affiliates, or UBS or one of its affiliates, may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the price of the Underlying.  To the extent that we or one of our affiliates, or UBS or one of its affiliates, does so, our or their interests with respect to these products may be adverse to those of the holders of the Notes.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates, or UBS or one or more of its affiliates, could adversely affect the value of the Notes.

t	The Historical Performance of the Underlying Is Not an Indication of the Future Performance of the Underlying. The historical performance of the Underlying, which is included in this pricing supplement under “The Underlying” below, should not be taken as an indication of the future performance of the Underlying during the term of the Notes. Changes in the price of the Underlying will affect the value of the Notes and the payments you will receive on the Notes, but it is impossible to predict whether the price of the Underlying will fall or rise.

t	You Will Have No Rights Against the Underlying Issuer, and You Will Not Receive Dividends On the Underlying, Unless and Until You Receive Shares of the Underlying at Maturity. As a holder of the Notes, you will not be entitled to any rights with respect to the Underlying or the Underlying Issuer, including voting rights and rights to receive any dividends or other distributions on the Underlying, but you will be subject to all changes affecting the Underlying. You will have rights with respect to the Underlying only when (and if) you receive shares of the Underlying at maturity of the Notes. The Underlying Issuer is not involved in the offering of the Notes in any way, and the Underlying Issuer does not have any obligation to consider your interests as a holder of Notes.

For example, in the event that an amendment is proposed to the Underlying Issuer's certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you receive shares of the Underlying (if at all), you will not be entitled to vote on the amendment, even though you will nevertheless be subject to any changes in the powers, preferences or special rights of the Underlying in the event you receive shares of the Underlying at maturity.  Any such change to the shares of the Underlying may adversely affect their price, which will adversely affect the value of the Notes and increase the likelihood that you lose money on your investment.

t	We Have No Affiliation With the Underlying Issuer and Are Not Responsible for Its Public Disclosures. We are not affiliated with the Underlying Issuer, and the Underlying Issuer is not involved in this offering of the Notes in any way. Consequently, we have no control over the actions of the Underlying Issuer, including any corporate actions of the type that would require the Calculation Agent to adjust what you will receive at maturity. The Underlying Issuer does not have any obligation to consider your interests as an investor in the Notes in taking any corporate actions that might affect the value of your Notes. None of the money you pay for the Notes will go to the Underlying Issuer.

In addition, as we are not affiliated with the Underlying Issuer, we do not assume any responsibility for the accuracy or adequacy of any information about the Underlying or the Underlying Issuer contained in the Underlying Issuer’s public disclosures.  We have made no “due diligence” or other investigation into the Underlying Issuer.  As an investor in the Notes, you should make your own investigation into the Underlying Issuer.

t	The Notes Will Not Be Adjusted for All Events that Could Affect the Price of the Underlying. Certain events may occur during the term of the Notes that have a dilutive effect on the value of the Underlying or otherwise adversely affect the price of the Underlying. The Calculation Agent will make certain adjustments for some of these events, as described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments.” However, an adjustment will not be made for all events that could have a dilutive or adverse effect on the Underlying or its price, such as ordinary dividends, share repurchases, partial tender offers or additional public offerings of shares of the Underlying by the Underlying Issuer, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the Underlying may make it more likely that the Closing Price of the Underlying declines below the Conversion Price on the Final Valuation Date, and in that case, reduce the value of the Underlying that you would receive at maturity. Unlike an investor in the Notes, a direct holder of shares of the Underlying may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the Notes, and so you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

t	The Notes Are Subject to Risks Associated with Non-U.S. Companies. An investment linked to the value of ADSs representing Class Z ordinary shares of Bilibili Inc., a company incorporated under the laws of the Cayman Islands with its principal executive office located in China and primary operations located in China, involves risks associated with non-U.S. companies. The value of the Underlying, therefore, may be affected by political, economic, financial and social factors in any country where the Underlying Issuer is located, including changes in that country’s governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions. Also, there is generally less publicly available information about non-U.S. companies than U.S. companies, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. In addition, share prices of companies located in emerging markets, or whose principal operations are located in emerging markets, such as China, are subject to political, economic, financial and social factors that affect emerging markets. These factors, which could negatively affect the value of the Notes, include the possibility of changes in local or national economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or to investments in equity securities of companies located, or whose principal operations are located, in emerging markets. Specifically, political and/or legal developments in emerging markets could include forced divestiture of assets; restrictions on production, imports and exports; war or other international conflicts; civil unrest and local security concerns that threaten the safe operation of company facilities; price controls; tax increases and other retroactive tax claims; expropriation of property; cancellation of contract rights; and environmental regulations. Moreover, the economies of emerging nations may differ unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

t	The Notes Are Linked to ADSs and Therefore Are Subject to Currency Exchange Rate Risk. There are significant risks associated with an investment linked to ADSs that are quoted and traded in U.S. dollars and represent an equity security issued by a foreign company. If the equity security represented by the ADSs is traded in a foreign currency on a foreign exchange, the price of the ADSs will be affected by fluctuations in the currency exchange rate between the U.S. dollar and the relevant foreign currency. In addition, if a significant portion of the underlying’s revenues or assets is denominated in one or more foreign currencies, changes in the exchange rate between the U.S. dollar and those foreign currencies may affect the underlying’s financial performance and, in turn, the price of the ADSs. In recent years, the rate of exchange between the U.S. dollar and some other currencies has been highly volatile and this volatility may continue in the future. These risks generally depend on economic and political events that cannot be predicted.

t	There Are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Equity Securities Represented by the ADSs. Because the Notes are linked to the performance of ADSs representing an equity security issued by a foreign company (the “underlying equity”), you should be aware that important differences exist between the rights of holders of ADSs and the underlying equity. The ADSs are issued by a financial institution (the “ADS depositary”) under a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, the underlying and holders of the ADSs. The rights of holders of ADSs under that deposit agreement may be different from the rights of holders of the underlying equity. For example, the Underlying may make distributions in respect of its underlying equity that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the underlying equity may be significant and may materially and adversely affect the value of the Notes.

t	If the Underlying is Delisted, We May Call the Notes Prior to Maturity. If the Underlying is delisted from its exchange (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, we will have the right to call the Notes prior to the Maturity Date. If we exercise this call right, you will receive the amount described below under “Additional Terms of the Notes—Delisting of the Underlying.” This amount may be less, and possibly significantly less, than the stated principal amount of the Notes and/or the total amount you would have received under the Notes had you continued to hold your Notes to maturity or earlier call.

t	The Notes May Become Linked to Shares of an Issuer Other Than the Original Underlying Issuer. In connection with certain reorganization events described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments” and “—Delisting of the Underlying,” the Notes may become linked to shares of an issuer other than the original Underlying Issuer. For example, if the Underlying Issuer enters into a merger agreement with another issuer that provides for holders of shares of the Underlying to receive shares of the other issuer, the Notes will become linked to such other shares upon consummation of the merger. In any such case, the Closing Price of the Underlying will be determined by reference to the Closing Price of the other shares, and if the Notes are not redeemed early and the Final Underlying Price is less than the Conversion Price, you will receive such other shares at maturity. You may not wish to have investment exposure to the shares of any other issuer to which the Notes may become linked and may not have bought the Notes had they been linked to such other shares from the beginning.

t	The Calculation Agent, Which is an Affiliate of Ours, Will Make Important Determinations with Respect to the Notes. As Calculation Agent, CGMI, our affiliate, will determine whether the Closing Price of the Underlying is less than the Conversion Price on the Final Valuation Date or greater than or equal to the Initial Underlying Price on any Observation Date, whether the Notes are automatically called and, if not, what you will receive at maturity. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect what you will receive at maturity of the Notes. In making these judgments, CGMI’s interests as an affiliate of ours could be adverse to your interests as a holder of the Notes. Such judgments could include, among other things:

t	determining whether a Market Disruption Event with respect to the Underlying has occurred;

t	if a Market Disruption Event with respect to the Underlying occurs on any Observation Date, determining whether to postpone the Observation Date, as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date”;

t	determining the Closing Price of the Underlying if the price is not otherwise available or a Market Disruption Event has occurred with respect to the Underlying;

t	determining the appropriate adjustments to be made to the Share Delivery Amount, Initial Underlying Price and Conversion Price upon the occurrence of an event described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments”; and

t	if the Underlying is delisted and we do not exercise our call right, determining whether to select Successor Shares and, if so, determining which shares to select as Successor Shares (see “Additional Terms of the Notes—Delisting of the Underlying”).

Any of these determinations made by CGMI, in its capacity as Calculation Agent, may adversely affect your return on the Notes.

t	The U.S. Federal Tax Consequences of an Investment in the Notes are Unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).

Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as described in “United States Federal Tax Considerations” below.  If the IRS were successful in asserting an alternative treatment of the Notes, the tax consequences of the ownership and disposition of the Notes might be materially and adversely affected.  Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the Notes under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the Notes, it is possible that other persons having withholding or information reporting responsibility in respect of the Notes may treat a Note differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a Note to a non-U.S. investor as subject to withholding tax at a rate of 30%.

If withholding applies to the Notes, we will not be required to pay any additional amounts with respect to amounts withheld.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following examples and return table illustrate the payment at maturity or upon an automatic call under different hypothetical scenarios on a hypothetical offering of Notes assuming the following*:

t	Stated Principal Amount: $1,000

t	Term: Six months, unless earlier automatically called

t	Hypothetical Initial Underlying Price: $100.00

t	Coupon Rate**: Approximately 12.00% per annum (or 1.00% per month)

t	Monthly Coupon Payment: $10.00 per month per Note

t	Observation Dates: Monthly, automatically callable after approximately one month, as set forth on page PS-4 of this pricing supplement

t	Hypothetical Conversion Price: $66.00 which is 66% of its hypothetical Initial Underlying Price

t	Hypothetical Share Delivery Amount: 15.15152 shares per Note ($1,000.00/$66.00)

t	Hypothetical Dividend Yield on the Underlying***: 3.00% during the term of the Notes (3.00% annual dividend yield)

*	The actual value of the coupon payments you will receive over the term of the Notes (until maturity or an earlier automatic call), the actual market value of the number of shares of the Underlying equal to the Share Delivery Amount or the stated principal amount, as applicable, you may receive at maturity if the Notes have not been automatically called, and therefore the total return at maturity or upon an automatic call, and the actual Conversion Price applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the Initial Underlying Price of the Underlying, which was set on the Strike Date.
**	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis, unless earlier called.
***	Hypothetical dividend yield holders of the Underlying might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments received by holders of the Underlying.

The examples below and the return table on the following page are purely hypothetical. These examples and return table are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price of the Underlying is below the specified Conversion Price and (c) how the total return on the Notes may be less than the total return on a direct investment in the Underlying in certain scenarios. The examples and table below have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Observation Date.

Closing Price at First Observation Date:	$105.00 (at or above Initial Underlying Price, Notes are called)
Payment at Call Settlement Date:	$1,010.00
Coupons Previously Paid:	$0.00
Total Payments on the Notes:	$1,010.00
Total Return on the Notes:	1.00%

Because the Notes are called on the first Observation Date, we will pay on the Call Settlement Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. In this example, you would have been paid a total of $1,010.00 per Note for a total return on the Notes of 1.00%. You will not receive any further payments on the Notes.

Example 2 — Notes are automatically called on the Final Valuation Date.

Closing Price at First Observation Date:	$95.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Second Observation Date:	$80.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Third Observation Date:	$90.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Fourth Observation Date:	$75.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Fifth Observation Date:	$85.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Final Valuation Date:	$110.00 (at or above Initial Underlying Price, Notes are called)

Payment at Call Settlement Date:	$1,010.00
Coupons Previously Paid:	$50.00 ($10.00 × 5 months)
Total Payments on the Notes:	$1,060.00
Total Return on the Notes:	6.00%

Because the Notes are called on the final Observation Date (which is the Final Valuation Date), we will pay on the Maturity Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $50.00 received on previous Coupon Payment Dates, we will have paid you a total of $1,060.00 per Note for a total return on the Notes of 6.00%.

Example 3 — Notes are NOT automatically called and the Final Underlying Price is at or above the Conversion Price.

Closing Price at First Observation Date:	$60.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Second Observation Date:	$80.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Third Observation Date:	$75.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Fourth Observation Date:	$65.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Fifth Observation Date:	$85.00 (below Initial Underlying Price, Notes NOT called)

Closing Price at Final Valuation Date:	$90.00 (below Initial Underlying Price, but above Conversion Price, Notes NOT called)

Payment at Maturity:	$1,010.00
Coupons Previously Paid:	$50.00 ($10.00 × 5 months)
Total Payments on the Notes:	$1,060.00
Total Return on the Notes:	6.00%

Because the Notes are not called on any Observation Date and the Final Underlying Price of the Underlying is not below the Conversion Price, your principal is repaid and we will pay on the Maturity Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $50.00 received on previous Coupon Payment Dates, we will have paid you a total of $1,060.00 per Note for a total return on the Notes of 6.00%.

Example 4 — Notes are NOT automatically called and the Final Underlying Price is below the Conversion Price.

Closing Price at First Observation Date:	$70.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Second Observation Date:	$80.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Third Observation Date:	$50.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Fourth Observation Date:	$60.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Fifth Observation Date:	$75.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Final Valuation Date:	$30.00 (below Initial Underlying Price and Conversion Price, Notes NOT called)

Value of Payment at Maturity (consisting of the Share Delivery Amount)*:	$454.5456 (15.15152 shares × $30.00)
Coupon Paid at Maturity:	$10.00
Coupons Previously Paid:	$50.00 ($10.00 × 5 months)
Total Value Paid or Delivered on the Notes:	$514.5456
Total Return on the Notes:	-48.55%

Because the Notes are not called on any Observation Date and the Final Underlying Price of the Underlying is below the Conversion Price, we will deliver on the Maturity Date the Share Delivery Amount, with fractional shares included in the Share Delivery Amount paid in cash at the Final Underlying Price. The value received at maturity and the total return on the Notes at that time depends on (i) the price of one share of the Underlying on the Maturity Date and (ii) the Final Underlying Price for any fractional shares of the Share Delivery Amount. We will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $50.00 previously received, the value of the Share Delivery Amount and coupons received from us would be worth a total of $514.5456 per Note for a loss on the Notes of 48.55%.

* For calculating the return in this example, the Closing Price of the Underlying on the Final Valuation Date is deemed to be the same as the Closing Price of the Underlying on the Maturity Date.

Hypothetical Return at Maturity(1)

Underlying	Conversion Event Does Not Occur(2)	Conversion Event Occurs(3)
Hypothetical Final Underlying Price(4)	Underlying Price Return(5)	Total Return on the Underlying at Maturity(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Value of Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$150.00	50.00%	53.00%	$1,060.0000	6.00%	N/A	N/A
$145.00	45.00%	48.00%	$1,060.0000	6.00%	N/A	N/A
$140.00	40.00%	43.00%	$1,060.0000	6.00%	N/A	N/A
$135.00	35.00%	38.00%	$1,060.0000	6.00%	N/A	N/A
$130.00	30.00%	33.00%	$1,060.0000	6.00%	N/A	N/A
$125.00	25.00%	28.00%	$1,060.0000	6.00%	N/A	N/A
$120.00	20.00%	23.00%	$1,060.0000	6.00%	N/A	N/A
$115.00	15.00%	18.00%	$1,060.0000	6.00%	N/A	N/A
$110.00	10.00%	13.00%	$1,060.0000	6.00%	N/A	N/A
$105.00	5.00%	8.00%	$1,060.0000	6.00%	N/A	N/A
$100.00	0.00%	3.00%	$1,060.0000	6.00%	N/A	N/A
$95.00	-5.00%	-2.00%	$1,060.0000	6.00%	N/A	N/A
$90.00	-10.00%	-7.00%	$1,060.0000	6.00%	N/A	N/A
$85.00	-15.00%	-12.00%	$1,060.0000	6.00%	N/A	N/A
$80.00	-20.00%	-17.00%	$1,060.0000	6.00%	N/A	N/A
$75.00	-25.00%	-22.00%	$1,060.0000	6.00%	N/A	N/A
$70.00	-30.00%	-27.00%	$1,060.0000	6.00%	N/A	N/A
$66.00	-34.00%	-31.00%	$1,060.0000	6.00%	N/A	N/A
$65.00	-35.00%	-32.00%	N/A	N/A	$1,044.849	4.48%
$60.00	-40.00%	-37.00%	N/A	N/A	$969.091	-3.09%
$55.00	-45.00%	-42.00%	N/A	N/A	$893.334	-10.67%
$50.00	-50.00%	-47.00%	N/A	N/A	$817.576	-18.24%
$40.00	-60.00%	-57.00%	N/A	N/A	$666.061	-33.39%
$30.00	-70.00%	-67.00%	N/A	N/A	$514.546	-48.55%
$20.00	-80.00%	-77.00%	N/A	N/A	$363.030	-63.70%
$10.00	-90.00%	-87.00%	N/A	N/A	$211.515	-78.85%
$0.00	-100.00%	-97.00%	N/A	N/A	$60.000	-94.00%
(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the Final Valuation Date pursuant to the automatic call feature.
(2)	A conversion event does not occur if the hypothetical Final Underlying Price of the Underlying is not below the hypothetical Conversion Price.

(3)	A conversion event occurs if the hypothetical Final Underlying Price of the Underlying is below the hypothetical Conversion Price.
(4)	If the hypothetical Final Underlying Price of the Underlying is not below the Conversion Price, the hypothetical Final Underlying Price represents the Closing Price of one share of the Underlying as of the Final Valuation Date. If the hypothetical Final Underlying Price of the Underlying is below the hypothetical Conversion Price on the Final Valuation Date, the hypothetical Final Underlying Price represents the Closing Price of one share of the Underlying as of the Final Valuation Date and the Maturity Date.
(5)	The Underlying price return is provided for illustrative purposes only.
(6)	The total return on the Underlying at maturity includes a 3.00% cash dividend payment.
(7)	Payment consists of the Stated Principal Amount plus coupon payments of 12.00% per annum.
(8)	The total return on the Notes at maturity includes coupon payments of 12.00% per annum.
(9)	The actual value of this payment consists of the market value of a number of shares of the Underlying equal to the Share Delivery Amount, valued and delivered as of the Maturity Date, coupled with any fractional shares paid in cash at the Final Underlying Price, plus coupon payments of 12.00% per annum.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Because the Closing Price of one share of the Underlying may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of possible payment and total return on the Notes at maturity.

The hypothetical returns and hypothetical payments on the Notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

Included on the following pages is a brief description of the Underlying Issuer. This information has been obtained from publicly available sources, without independent verification. Also included on the following pages is a table for the Underlying that sets forth the high, low and end-of-quarter Closing Prices of the Underlying for each quarter in the period shown.  The graph associated with such table shows the Closing Prices of the Underlying for each day such prices were available in that same period.  We obtained the information in the tables and graphs below from Bloomberg L.P., without independent verification.  If certain corporate transactions occurred during the historical periods provided on the following pages, including, but not limited to, spin-offs or mergers, then the Closing Prices of the Underlying for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the periods provided on the following pages.  These historical data on the Underlying are not indicative of the future performance of the Underlying or what the value of the Notes may be. Any historical upward or downward trend in the value of the Underlying during any period set forth below is not an indication that the price of the Underlying is more or less likely to increase or decrease at any time during the term of the Notes, and no assurance can be given as to the Closing Price of the Underlying on any Observation Date.

The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying Issuer with the SEC can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the Underlying Issuer can be located by reference to its SEC file number provided below. In addition, information regarding the Underlying Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Underlying or other securities of the Underlying Issuer.  We have derived all disclosures contained in this pricing supplement regarding the Underlying Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc., CGMI or UBS has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Issuer, such publicly available documents or any other publicly available information regarding the Underlying Issuer.

The Notes represent obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc. only. The Underlying Issuer is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

None of Citigroup Global Markets Holdings Inc., Citigroup Inc., UBS or any of their respective subsidiaries makes any representation to you as to the performance of the Underlying.

Bilibili Inc.

According to its publicly available filings with the SEC, Bilibili Inc. operates an online entertainment platform. Information provided to or filed with the SEC by Bilibili Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-38429. The ADSs of Bilibili Inc. (Bloomberg ticker: BILI), each of which represents one Class Z ordinary share, are listed on the Nasdaq Global Select Market.

Historical Information Regarding the ADSs of Bilibili Inc.

The following table sets forth, for each of the quarterly periods indicated, the high and low Closing Prices of, and dividends paid on, the ADSs of Bilibili Inc. from March 28, 2018 through July 22, 2025.  The Closing Price of the ADSs of Bilibili Inc. on July 22, 2025 was $24.74.  We obtained the Closing Prices and other information below from Bloomberg, L.P., without independent verification. The Closing Prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the ADSs of Bilibili Inc. has experienced significant fluctuations. The historical performance of the ADSs of Bilibili Inc. should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the ADSs of Bilibili Inc. during the term of the Notes. We cannot give you assurance that the performance of the ADSs of Bilibili Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Bilibili Inc. will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the ADSs of Bilibili Inc.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
03/28/18	03/29/18	$11.24	$11.00	$0.00000
04/02/18	06/29/18	$21.28	$9.99	$0.00000
07/02/18	09/28/18	$14.43	$10.265	$0.00000
10/01/18	12/31/18	$16.14	$11.99	$0.00000
01/02/19	03/29/19	$20.26	$12.95	$0.00000
04/01/19	06/28/19	$18.80	$13.48	$0.00000
07/01/19	09/30/19	$16.74	$13.53	$0.00000
10/01/19	12/31/19	$18.62	$13.44	$0.00000
01/02/20	03/31/20	$28.69	$20.19	$0.00000
04/01/20	06/30/20	$46.32	$24.06	$0.00000
07/01/20	09/30/20	$52.25	$40.10	$0.00000
10/01/20	12/31/20	$94.35	$41.80	$0.00000
01/04/21	03/31/21	$156.37	$94.74	$0.00000
04/01/21	06/30/21	$126.85	$87.49	$0.00000
07/01/21	09/30/21	$121.11	$64.33	$0.00000
10/01/21	12/31/21	$89.02	$42.57	$0.00000
01/03/22	03/31/22	$44.39	$16.96	$0.00000
04/01/22	06/30/22	$32.19	$18.69	$0.00000
07/01/22	09/30/22	$27.96	$15.25	$0.00000
10/03/22	12/30/22	$25.41	$8.92	$0.00000
01/03/23	03/31/23	$29.20	$18.62	$0.00000
04/03/23	06/30/23	$22.69	$14.93	$0.00000
07/03/23	09/29/23	$19.07	$12.93	$0.00000
10/02/23	12/29/23	$15.20	$11.00	$0.00000
01/02/24	03/28/24	$12.69	$8.94	$0.00000
04/01/24	06/28/24	$18.14	$10.87	$0.00000
07/01/24	09/30/24	$23.38	$12.96	$0.00000
10/01/24	12/31/24	$29.66	$18.07	$0.00000
01/02/25	03/31/25	$24.10	$15.97	$0.00000
04/01/25	06/30/25	$21.45	$14.88	$0.00000
07/01/25	07/22/25*	$25.20	$20.84	$0.00000

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2025 includes data for the period from July 1, 2025 through July 22, 2025. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2025.

The graph below illustrates the performance of the ADSs of Bilibili Inc. from March 28, 2018 through July 22, 2025.  The Closing Price of the ADSs of Bilibili Inc. on July 22, 2025 was $24.74. We obtained the Closing Prices of the ADSs of Bilibili Inc. from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical Closing Prices of the ADSs of Bilibili Inc. should not be taken as an indication of future performance and no assurance can be given as to the Final Underlying Price or any future Closing Price of the ADSs of Bilibili Inc. We cannot give you assurance that the performance of the ADSs of Bilibili Inc. will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Additional Terms of the Notes

Payment at Maturity

The Notes will mature on the date set forth under Key Dates on the cover page of this pricing supplement (the “Maturity Date”), subject to automatic early call.  If the Maturity Date falls on a day that is not a Business Day, the payment to be made on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date, and no additional interest will accrue as a result of such delayed payment.

If the Notes have not been automatically called and the Final Underlying Price of the Underlying is below the Conversion Price, we will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each Note you then hold.  In lieu of any fractional share of Underlying that you would otherwise receive in respect of any Notes you hold, at maturity you will receive an amount in cash equal to the value of such fractional share (based on the Closing Price of the Underlying on the Final Valuation Date). The number of full shares of the Underlying and any cash in lieu of a fractional share that you receive at maturity will be calculated based on the aggregate number of Notes you then hold.

Certain Important Definitions

A “Business Day” means any day (i) that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close and (ii) on which DTC settles payments and/or deliveries of shares.

The “Coupon Payment Dates” are the dates set forth under “Coupon Payment Dates” on PS-5 of this pricing supplement.  Each Coupon Payment Date (other than the Maturity Date) is subject to postponement as provided under “Coupon Payments Dates” above.

The “Calculation Agent” means CGMI, an affiliate of Citigroup, or any successor appointed by Citigroup.

The “Closing Price” of the Underlying (or any other security in the circumstances described under “—Dilution and Reorganization Adjustments” below) on any date of determination will be:

(1) if the applicable security is listed or admitted to trading on a U.S. national securities exchange on that date of determination, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on such date of the Exchange for such security or, if such price is not available on the Exchange for such security, on any other U.S. national securities exchange on which such security is listed or admitted to trading, or

(2) if such security is not listed or admitted to trading on a U.S. national securities exchange on that date of determination and such security is issued by a non-U.S. issuer, the last reported sale price, regular way, of the principal trading session on such date of the Exchange for such security (converted into U.S. dollars as provided under “—Dilution and Reorganization Adjustments” below), in each case as determined by the Calculation Agent.  If no such price is available pursuant to clauses (1) or (2) above, the Closing Price of such security on the applicable date of determination will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the security obtained from as many dealers in such security (which may include CGMI or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  If a Market Disruption Event occurs with respect to the applicable security on the applicable date of determination, the Calculation Agent may, in its sole discretion, determine the Closing Price of such security on such date either (x) pursuant to the two immediately preceding sentences or (y) if available, pursuant to clauses (1) or (2) above.

The “Final Underlying Price” of the Underlying will equal the Closing Price of the Underlying on the Final Valuation Date.

The “Conversion Price” for the Underlying will equal the Conversion Price as set forth on the cover page of this pricing supplement.  The Conversion Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”  For purposes of the Notes, all calculations with respect to the Conversion Price may be rounded to the nearest cent.

The “Initial Underlying Price” for the Underlying will equal the Closing Price of the Underlying on the Strike Date.  The Initial Underlying Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The “Strike Date” is the date set forth under Key Dates on the cover page of this pricing supplement.

The “Trade Date” is the date set forth under Key Dates on the cover page of this pricing supplement.

The “Settlement Date” means the date set forth under Key Dates on the cover page of this pricing supplement. See “Plan of Distribution; Conflicts of Interest” in this pricing supplement for additional information.

The “Share Delivery Amount” for the Underlying will initially be equal to the $1,000 stated principal amount per Note divided by the Conversion Price. The Share Delivery Amount will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The “Observation Dates” are the dates set forth under Indicative Terms on PS-4 of this pricing supplement.  Each scheduled Observation Date will be subject to postponement for non-Scheduled Trading Days for the Underlying and Market Disruption Events with respect to the Underlying as provided under “—Consequences of a Market Disruption Event; Postponement of an Observation Date” below.

For each Observation Date, the “Call Settlement Date” will be the Coupon Payment Date immediately following that Observation Date.

The “Underlying Issuer” is set forth under Indicative Terms on PS-4 of this pricing supplement.

The “Exchange” for the Underlying or any other security means the principal U.S. national securities exchange on which trading in the Underlying or security occurs (or, if the Underlying is not listed or admitted to trading on a U.S. national securities exchange, are issued by a non-U.S. issuer and are listed or admitted to trading on a non-U.S. exchange or market, the principal non-U.S. exchange or market on which the Underlying is listed or admitted to trading), as determined by the Calculation Agent.

Consequences of a Market Disruption Event; Postponement of an Observation Date

If a Market Disruption Event occurs with respect to the Underlying on any scheduled Observation Date, the Calculation Agent may, but is not required to, postpone the Observation Date to the next succeeding Scheduled Trading Day for the Underlying on which a Market Disruption Event does not occur with respect to the Underlying; provided that the Observation Date may not be postponed for more than five consecutive Scheduled Trading Days for the Underlying or, in any event, past the second Scheduled Trading Day for the Underlying immediately preceding the Maturity Date.  In addition, if any scheduled Observation Date is not a Scheduled Trading Day for the Underlying, the Observation Date will be postponed to the earlier of (i) the next succeeding day that is a Scheduled Trading Day for the Underlying and (ii) the second Business Day immediately preceding the Maturity Date.

If a Market Disruption Event occurs with respect to the Underlying on any Observation Date and the Calculation Agent does not postpone the Observation Date, or if any Observation Date is postponed for any reason to the last date to which it may be postponed, in each case as described above, then any Closing Price to be determined on such date will be determined as set forth in the definition of “Closing Price.”

Under the terms of the Notes, the Calculation Agent will be required to exercise discretion in determining (i) whether a Market Disruption Event has occurred with respect to the Underlying; (ii) if a Market Disruption Event occurs with respect to the Underlying, whether to postpone an Observation Date as a result of such Market Disruption Event; and (iii) if a Market Disruption Event occurs with respect to the Underlying on a date on which the Closing Price of the Underlying is determined and the Closing Price of the Underlying is available pursuant to clauses (1) or (2) of the definition of “Closing Price,” whether to determine such Closing Price by reference to such clauses (1) or (2) or by reference to the alternative procedure described in the definition of “Closing Price.”  In exercising this discretion, the Calculation Agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the Notes.

Certain Definitions

The “Closing Time” with respect to the Underlying or other security, on any day, means the Scheduled Closing Time (as defined below) of the Exchange for the Underlying or other security on such day or, if earlier, the actual closing time of such Exchange on such day.

An “Exchange Business Day” for the Underlying or other security means any day on which the Exchange and each Related Exchange for the Underlying or other security are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, with respect to the Underlying (or any other security for which a Closing Price must be determined), as determined by the Calculation Agent,

(1)   the occurrence or existence of any suspension of or limitation imposed on trading by the Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to such security on such Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(2)   the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(3)   the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, such security on the Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(4)   the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such security on any Related Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(5)   the closure on any Exchange Business Day of the Exchange or any Related Exchange for such security prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Closing Time on such Exchange Business Day (an “Early Closure”); or

(6)   the failure of the Exchange or any Related Exchange for such security to open for trading during its regular trading session.

A “Related Exchange” for the Underlying or any other security means any exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Underlying or other security.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” for the Underlying means a day, as determined by the Calculation Agent, on which the Exchange, if any, and each Related Exchange, if any, for the Underlying are scheduled to be open for trading for their respective regular trading sessions.  If on any relevant date the Underlying has neither an Exchange nor a Related Exchange, then, a Scheduled Trading Day shall mean a Business Day.  Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the Underlying is not scheduled to be open for trading for its regular trading session, but on which the Exchange for the Underlying is scheduled to be open for trading for its regular trading session, to be a Scheduled Trading Day.

Dilution and Reorganization Adjustments

The Share Delivery Amount, the Initial Underlying Price, the Conversion Price, the Closing Price of the Underlying and the property we may deliver to you at maturity of the Notes will be subject to adjustment from time to time if certain events occur that affect the Underlying.  Any of these adjustments could have an impact on the number of shares of the Underlying (or other securities) you will receive at maturity or whether the Notes are automatically called prior to maturity.  CGMI, as Calculation Agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.  An adjustment will be made for events with an Adjustment Date (as defined below) from but excluding the Strike Date to and including the Final Valuation Date or the applicable Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price and as a result the Notes are automatically called.  If we deliver shares of the Underlying at maturity, the Share Delivery Amount will be subject to adjustment for events with an Adjustment Date up to and including the Maturity Date.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the Underlying during the term of the Notes.  See “Risk Factors Relating to the Notes—The Notes Will Not Be Adjusted for All Events that Could Affect the Price of the Underlying.”

The Calculation Agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the Underlying or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the Underlying Issuer:

(1) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of shares of the Underlying with respect to the Underlying (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“Excluded Share Dividends”)),

(2) subdivides or splits the outstanding shares of the Underlying into a greater number of shares or

(3) combines its outstanding shares of the Underlying into a smaller number of shares,

then, in each of these cases, the Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of shares of the Underlying outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of shares of the Underlying outstanding immediately prior to the open of business on the applicable Adjustment Date.  An adjustment will also be made to the Initial Underlying Price and the Conversion Price by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment.

Issuance of Certain Rights or Warrants

If the Underlying Issuer issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of shares of the Underlying entitling them to subscribe for or purchase shares of the Underlying at a price per share less than the Then-Current Market Price of the Underlying, other than Excluded Rights (as defined below), then, in each case, the Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of the shares of the Underlying outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional shares of the Underlying offered for subscription or purchase pursuant to the rights or warrants, and (ii) the denominator of which will be the number of shares of the Underlying outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional shares of the Underlying which the aggregate offering price of the total number of shares of the Underlying offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the Underlying, which will be determined by multiplying the total number of shares of the Underlying so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price.  An adjustment will also be made to the Initial Underlying Price and the Conversion Price by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment.  To the extent that, prior to the Maturity Date or automatic early call of the Notes, after the expiration of the rights or warrants, the Underlying Issuer publicly announces the number of shares of the Underlying with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the Share Delivery Amount will be further adjusted to equal the Share Delivery Amount which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of the Underlying for which such rights or warrants were actually exercised, and a corresponding adjustment will be made to the Initial Underlying Price and the Conversion Price.

“Excluded Rights” means (i) rights to purchase shares of the Underlying pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with shares of the Underlying and may be redeemed by the Underlying Issuer.

The “Then-Current Market Price” of the Underlying, for the purpose of applying any dilution adjustment, means the average Closing Price of the Underlying for the ten Scheduled Trading Days ending on the Scheduled Trading Day immediately preceding the related Adjustment Date.  For purposes of determining the Then-Current Market Price, if a Market Disruption Event occurs with respect to the Underlying on any such Scheduled Trading Day, the Calculation Agent may disregard the Closing Price on such Scheduled Trading Day for purposes of calculating such average; provided that the Calculation Agent may not disregard more than five Scheduled Trading Days in such ten–Scheduled Trading Day period.

Spin-offs and Certain Other Non-Cash Distributions

If the Underlying Issuer (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of shares of the Underlying, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of Marketable Securities (as defined below)), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of shares of the Underlying, or declares a record date in respect of an issuance to all holders of shares of the Underlying of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, Excluded Share Dividends, any rights or warrants referred to above, Excluded Rights and any reclassification referred to below, then, in each of these cases, the Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of one share of the Underlying and (ii) the denominator of which will be the Then-Current Market Price of one share of the Underlying less the fair market value as of open of business on the Adjustment Date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the Underlying.  An adjustment will also be made to the Initial Underlying Price and the Conversion Price by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment.  If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of shares of the Underlying consists, in whole or in part, of Marketable Securities (other than Marketable Securities of a subsidiary of the Underlying Issuer), then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Closing Price of such capital stock.  The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment to the Share Delivery Amount provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of the Underlying on any date of determination thereafter will be deemed to be equal to the sum of (i) the Closing Price of the Underlying on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the Adjustment Date, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final) so distributed or issued applicable to one share of the Underlying.  If the Notes are not automatically called prior to maturity and the Closing Price of the Underlying as so determined on the Final Valuation Date is less than the Conversion Price, each holder of the Notes will receive per Note at maturity (x) a number of shares of the Underlying equal to the Share Delivery Amount and (y) cash in an amount per Note equal to the Share Delivery Amount as of the Adjustment Date for such dividend, distribution or issuance multiplied by the fair market value determined pursuant to clause (ii) of the immediately preceding sentence.

If the Underlying Issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of shares of the Underlying of the capital stock of one or more of its subsidiaries in the form of Marketable Securities, the Closing Price of the Underlying on any date of determination from and after open of business on the Adjustment Date will in each case equal the Closing Price of the Underlying plus the product of (i) the Closing Price of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per share of the Underlying.  If the Notes are not automatically called prior to maturity and the Closing Price of the Underlying as so determined on the Final Valuation Date is less than the Conversion Price, then in each of these cases, each holder of the Notes will receive at maturity per Note a combination of (x) a number of shares of the Underlying equal to the Share Delivery Amount and (y) a number of shares of such subsidiary capital stock equal to the Share Delivery Amount multiplied by the number of shares of such subsidiary capital stock distributed per share of the Underlying.  In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “—Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “—Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Certain Extraordinary Cash Dividends

If the Underlying Issuer declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of shares of the Underlying, other than (a) any Permitted Dividends described below, (b) any cash distributed in consideration of fractional shares of the Underlying and (c) any cash distributed in a Reorganization Event referred to below, then in each case the Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of the Underlying, and (ii) the denominator of which will be the Then-Current Market Price of the Underlying less the amount of the distribution applicable to one share of the Underlying which would not be a Permitted Dividend (such amount, the “Extraordinary Portion”).  An adjustment will also be made to the Initial Underlying Price and the Conversion Price by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment.  In the case of an issuer that is organized outside the United States, in order to determine the Extraordinary Portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of shares of the Underlying other than a dividend or other distribution that the Calculation Agent determines, in its sole discretion, is (a) by its terms or declared intent, declared and paid outside the normal dividend policy or historical dividend practice of the Underlying Issuer or (b) a payment by such Underlying Issuer that such Underlying Issuer announces will be an extraordinary dividend and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of shares of the Underlying have the option to receive either a number of  shares of the Underlying or a fixed amount of cash.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of the Underlying on any date of determination from and after open of business on the Adjustment Date will be deemed to be equal to the sum of (i) the Closing Price of the Underlying on such date and (ii) the amount of cash so distributed applicable to one share of the Underlying.  If the Notes are not automatically called prior to maturity and the Closing Price of the Underlying as so determined on the Final Valuation Date is less than the Conversion Price, each holder of the Notes will receive per Note at maturity (x) a number of shares of the Underlying equal to the Share Delivery Amount and (y) cash in an amount per Note equal to the Share Delivery Amount as of the Adjustment Date for such distribution multiplied by the amount of cash determined pursuant to clause (ii) of the immediately preceding sentence.

Reorganization Events

In the event of any of the following “Reorganization Events” with respect to the Underlying Issuer:

•     the Underlying Issuer reclassifies the Underlying, including, without limitation, in connection with the issuance of tracking stock,

•    any consolidation or merger of the Underlying Issuer, or any surviving entity or subsequent surviving entity of the Underlying Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Issuer is the continuing company and in which the shares of the Underlying of the Underlying Issuer outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Issuer or another issuer,

•     any sale, transfer, lease or conveyance to another company of the property of the Underlying Issuer or any successor as an entirety or substantially as an entirety,

•     any statutory exchange of the Underlying with securities of another issuer, other than in connection with a merger or acquisition,

•     another entity completes a tender or exchange offer for all the outstanding shares of the Underlying or

•     any liquidation, dissolution or winding up of the Underlying Issuer or any successor of the Underlying Issuer,

the Closing Price of the Underlying on any date of determination from and after the open of business on the Adjustment Date will, in each case, be deemed to be equal to the Transaction Value on such date of determination.  The Calculation Agent will determine in its sole discretion whether a transaction constitutes a Reorganization Event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the Underlying Issuer or any successor “as an entirety or substantially as an entirety.”  The Calculation Agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the Notes.

The “Transaction Value” will equal the sum of (1), (2) and (3) below:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of the Underlying,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the effective date of the Reorganization Event of that property received per share of the Underlying, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per unit of these Marketable Securities on the applicable date of determination multiplied by the number of these Marketable Securities received per share of the Underlying, plus, in each case, if shares of the Underlying continue to be outstanding following the Reorganization Event, the Closing Price of the Underlying.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange.  The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Notes that would have required an adjustment as described above, had it occurred with respect to the Underlying or the Underlying Issuer.  Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the Calculation Agent.

If the Notes are not automatically called prior to maturity, the Underlying has been subject to a Reorganization Event and the applicable Transaction Value determined on the Final Valuation Date is less than the Conversion Price, each holder of the Notes will receive per Note at maturity (i) cash in an amount equal to the Share Delivery Amount with respect to such Underlying as of the relevant Adjustment Date multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above, (ii) if the Underlying continues to be outstanding following the effective date of the Reorganization Event, a number of shares of such Underlying equal to the Share Delivery Amount with respect to such Underlying and (iii) the number of Marketable Securities received per share of such Underlying in the Reorganization Event multiplied by the Share Delivery Amount with respect to such Underlying as of the relevant Adjustment Date.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “Adjustment Date”):

•	in the case of any dividend, distribution or issuance, on the applicable Ex-Date (as defined below),

•	in the case of any subdivision, split, combination or reclassification, on the effective date thereof and

•	in the case of any Reorganization Event, on the effective date of the Reorganization Event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Share Delivery Amount will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the Underlying Issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the Maturity Date or the earlier automatic call of the Notes, then, upon the cancellation, failure of approval or failure to occur, the Share Delivery Amount, the Initial Underlying Price and the Conversion Price will be further adjusted to the Share Delivery Amount, the Initial Underlying Price and the Conversion Price, respectively, which would then have been in effect had adjustment for the event not been made.  All adjustments to the Share Delivery Amount shall be cumulative, such that if more than one adjustment is required to the Share Delivery Amount, each subsequent adjustment will be made to the Share Delivery Amount as previously adjusted.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which shares of the Underlying trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the Underlying Issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

Delisting of the Underlying

If the Underlying is delisted from its Exchange (other than in connection with a Reorganization Event) and not then or immediately thereafter listed on another U.S. national securities exchange (a “Delisting Event”), we will have the right, but not the obligation, to call the Notes for redemption on the third Business Day following the last Scheduled Trading Day for the Underlying on which it is scheduled to trade on such Exchange; provided that, if public notice of such delisting is not provided at least five Business Days prior to such last Scheduled Trading Day, we may in our reasonable judgment specify a date later than such third Business Day as the date of redemption.  If we elect to exercise such call right, we will provide to the trustee, and either we or the trustee (at our request) will provide to holders of the

Notes (which shall be DTC for so long as the Notes are held in book-entry form), at least five Business Days’ notice of our election.  If we exercise this call right, we will redeem each Note for an amount in cash equal to:

(i)	the amount you would be entitled to receive per Note at maturity (excluding the final coupon payment) if the Last Valid Trading Day (as defined below) were the Final Valuation Date, plus

(ii)	accrued and unpaid coupon to but excluding the date of redemption, plus

(iii)	the present value of the remaining coupon payments on the Notes (excluding any portion accrued to but excluding the date of redemption) discounted to the date of redemption based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation of comparable size having a maturity equal to the term of each such remaining scheduled payment, as determined by the Calculation Agent in good faith.

The “Last Valid Trading Day” means the last Scheduled Trading Day for the Underlying on which it is scheduled to trade on its Exchange; provided that, if the Closing Price of the Underlying is not available pursuant to clause (1) or (2) of the definition of “Closing Price” or a Market Disruption Event occurs with respect to the Underlying on such last Scheduled Trading Day, the Calculation Agent may, but is not required to, deem the Last Valid Trading Day with respect to the Underlying to be the first Scheduled Trading Day for the Underlying preceding such last Scheduled Trading Day on which such Closing Price was available pursuant to clause (1) or (2) of the definition of “Closing Price” and a Market Disruption Event did not occur with respect to the Underlying.

If a Delisting Event occurs and we do not exercise our right to call the Notes pursuant to the immediately preceding paragraph, then the Calculation Agent may, but is not required to, select Successor Shares (as defined below) to be the Underlying in accordance with the following paragraphs prior to open of business on the first Scheduled Trading Day for the Underlying on which it is no longer listed or admitted to trading on its Exchange (the “Change Date”).

The “Successor Shares” with respect to the Underlying will be shares of an Eligible Company (as defined below) selected by the Calculation Agent in its sole discretion from among the shares of the Top Three Eligible Companies.  The “Top Three Eligible Companies” are the three (or fewer, if the Calculation Agent cannot identify three) Eligible Companies whose shares are, in the Calculation Agent’s sole determination, the most comparable to the original Underlying, taking into account such factors as the Calculation Agent deems relevant (including, without limitation, market capitalization, dividend history, trading characteristics, liquidity and share price volatility), excluding (i) any shares that are subject to a trading restriction under the trading restriction policies of Citigroup or any of its affiliates that would materially limit our ability or the ability of any of our affiliates to hedge the Notes with respect to the shares and (ii) any other shares that the Calculation Agent determines, in its sole discretion, not to select as Successor Shares based on legal or regulatory considerations.  An “Eligible Company” is a company that (x) is organized in, or the principal executive office of which is located in, the country in which the original Underlying Issuer is organized or has its principal executive office, (y) has shares that are listed or admitted to trading on the New York Stock Exchange or The Nasdaq Stock Market and (z) has the same Global Industry Classification Standard (“GICS”) sub-industry code as the original Underlying Issuer; provided that, if the Calculation Agent determines that no shares of a company meeting the criteria set forth in clauses (x), (y) and (z) are sufficiently comparable to the original Underlying to select as Successor Shares, the Calculation Agent may treat as an Eligible Company any company that meets the criteria set forth in clauses (x) and (y) and has the same GICS industry group code as the original Underlying Issuer; provided, further, that, if the Calculation Agent determines that no shares of a company meeting the criteria set forth in the immediately preceding proviso are sufficiently comparable to the original Underlying to select as Successor Shares, the Calculation Agent may treat as an Eligible Company any company that meets the criteria set forth in clauses (y) and (z).  If no GICS sub-industry or industry group code has been assigned to any applicable company, the Calculation Agent may select a GICS sub-industry and industry group code, as applicable, for such company in its sole discretion.

Upon the selection of any Successor Shares by the Calculation Agent, on and after the Change Date, references in this pricing supplement to the Underlying will no longer be deemed to refer to the original Underlying and will be deemed instead to refer to the Successor Shares for all purposes, and references in this pricing supplement to the Underlying Issuer will be deemed to be to the issuer of such Successor Shares.  Upon the selection of any Successor Shares by the Calculation Agent, on and after the Change Date, (i) the Share Delivery Amount for the Successor Shares will be equal to the Share Delivery Amount for the original Underlying immediately prior to the Change Date multiplied by a factor determined by the Calculation Agent in good faith, taking into account, among other things, the Closing Price of the original Underlying on the Last Valid Trading Day and (ii) the Initial Underlying Price and Conversion Price for the Successor Shares will be equal to the Initial Underlying Price or Conversion Price, as applicable, for the original Underlying immediately prior to the Change Date divided by such factor.  The Share Delivery Amount, Initial Underlying Price and Conversion Price for the Successor Shares as so determined will be subject to adjustment for certain corporate events related to the Successor Shares occurring on or after the Change Date in accordance with “—Dilution and Reorganization Adjustments.”

The Calculation Agent will cause notice of the selection of Successor Shares and the Share Delivery Amount, Initial Underlying Price and Conversion Price for the Successor Shares to be furnished to us and the trustee.

No Redemption at the Option of the Holder; Defeasance

The Notes will not be subject to redemption at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal the amount to be received at maturity, calculated as though the date of acceleration were the Final Valuation Date.  For purposes of the immediately preceding sentence, the portion of such payment attributable to the final coupon payment will be prorated from and including the immediately preceding Coupon Payment Date to but excluding the date of acceleration.

In case of default under the Notes, whether in the payment of any coupon or any other payment or delivery due under the Notes, no interest will accrue on such overdue payment or delivery either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC.  The Bank of New York Mellon (as trustee under an indenture dated March 8, 2016) will serve as trustee for the Notes.

CUSIP / ISIN

The CUSIP and ISIN for the Notes are set forth on the cover of this pricing supplement.

Calculation Agent

The Calculation Agent for the Notes will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the Notes. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes. In connection with any information reporting requirements we may have in respect of the Notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Note as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the Note (the “Deposit”).  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the trade date. Under this treatment:

•	a portion of each coupon payment made with respect to the Notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a Note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the Notes.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,”  if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Notes, provided that (i) income in respect of the Notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the Notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the Notes under Section 871(m) will be made as of the trade date for the Notes, and it is possible that the Notes will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

While we currently do not intend to withhold on payments on the Notes to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the Notes other persons having withholding or information reporting responsibility in respect of the Notes may treat some or all of each coupon payment on a Note as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the Notes.  We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the Notes, will receive an underwriting discount of $5.00 for each Note sold in this offering.  UBS, as agent for sales of the Notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the Notes sold in this offering for $995.00 per note.  UBS proposes to offer the Notes to the public at a price of $1,000.00 per Note.  UBS will receive an underwriting discount of $5.00 for each Note it sells to the public.  The underwriting discount will be received by UBS and its financial advisors collectively.  If all of the Notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.  For the avoidance of doubt, the underwriting discount will not be rebated if the Notes are automatically called prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the Notes set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the Notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Notes (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Notes—The Value of Your Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the Notes is a function of the terms of the Notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the Notes will be on the Trade Date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the Trade Date.

During a temporary adjustment period immediately following issuance of the Notes, the price, if any, at which CGMI would be willing to buy the Notes from investors, and the value that will be indicated for the Notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the Notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately two months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the Notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the Notes from investors at any time. See “Risk Factors Relating to the Notes—The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Your Notes Prior to Maturity.”

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